Exhibit (a)(1)(E)

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BEA SYSTEMS, INC.

ELECTION/WITHDRAWAL FORM

November 15, 2007

THE OFFER EXPIRES AT 9 P.M., PACIFIC TIME, ON DECEMBER 14, 2007, UNLESS THE OFFER IS EXTENDED

Name:

Employee ID:

Address:

Important: Read the offering documents, the AGREEMENT TO TERMS OF ELECTION/WITHDRAWAL below and the INSTRUCTIONS FORMING PART OF THE TERMS OF THE OFFER to this election form before completing and signing this page

Indicate your decision to tender all of your eligible option(s) identified below for amendment by checking the box below. If you do not want to amend all of your eligible option(s), you do not have to do anything; however, your eligible option(s) may be subject to the tax consequences of Section 409A (as described in the Offer to Amend).

AGREEMENT TO TERMS OF ELECTION/WITHDRAWAL

Grant Date	Option Number	Original Exercise Price Per Share	Number of Options Subject To Outstanding Option	Number of Options Subject to 409A/Eligible for Amendment	Actual Grant Date	Fair Market Value of BEA Common Stock on Actual Grant Date	Eligible for Cash Payment?	Cash Payment
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$

IF YOU CHOOSE TO PARTICIPATE, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFERING DOCUMENTS.

If you would like to participate in the Offer, please indicate your election by checking the box below.

☐	I hereby elect to have all of my eligible option(s) amended pursuant to the terms set forth in the Offer.

By electing to amend my eligible option(s) by checking the box above, I understand and agree to all of the following:

1. I hereby agree to amend my eligible option(s) identified in accordance with the terms of the Offer set forth in the Offer to Amend, dated November 15, 2007, of which I hereby acknowledge receipt. Each eligible option will be amended on or about December 14, 2007, or, if the Offer is extended, following the extended expiration date.

2. The Offer is currently set to expire at 9:00 p.m. Pacific Time on December 14, 2007, unless BEA Systems, Inc., in its discretion, extends the period of time during which the Offer will remain open.

3. Except as otherwise provided below, the exercise price of each of my tendered Eligible Option(s) will be amended to increase the exercise price per share to the fair market value of a share of the common stock of BEA Systems, Inc. on the measurement date of such eligible option for financial reporting purposes.

4. I will be entitled to receive a cash bonus with respect to eligible option(s) that have an original exercise price per share of less than $21.00. On or about the first payroll cycle after January 1, 2008, the Company shall promptly pay me a cash payment for such options equal to $                , which is the difference between the new exercise price per share of the amended option and the original exercise price per share multiplied by the number of unexercised shares subject to the amended option to which the original exercise price is less than $21.00 per share.

5. If I cease to be employed by BEA Systems, Inc. or its subsidiaries after I elect to amend my eligible option(s), but before BEA Systems, Inc. accepts such option(s) for amendment, my eligible option(s) will not be amended or replaced, and I will not be entitled to receive any cash bonus.

6. Until December 14, 2007, I will have the right to withdraw my eligible option(s) that I elected to have amended. However, after that date I will have no withdrawal rights, unless BEA Systems, Inc. does not accept my tendered eligible option(s) before January 14, 2008, the 40th business day after November 15, 2007, which is commencement of the Offer. I may then withdraw my tendered eligible option(s) at any time prior to BEA Systems, Inc.’s acceptance of such options for amendment pursuant to the Offer.

7. The tender of my eligible option(s) will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by BEA Systems, Inc. of my eligible option(s) for amendment pursuant to the Offer will constitute a binding agreement between BEA Systems, Inc. and me upon the terms and subject to the conditions of the Offer.

8. I am the registered holder of my eligible option(s) tendered hereby, and my name, employee identification number and other information appearing on the cover page are true and correct.

9. I am not required to tender my eligible option(s) pursuant to the Offer. I will be solely responsible for any penalty taxes, interest payments or other liabilities I may incur under Section 409A (and applicable state tax laws) with respect to any eligible option that is not amended pursuant to the Offer.

10. BEA Systems, Inc. and/or the independent firms hired with respect to the Offer cannot give me legal, tax or investment advice with respect to the Offer and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

11. Under certain circumstances set forth in the Offer to Amend, BEA Systems, Inc. may terminate or amend the Offer and postpone its acceptance of my eligible option(s) I have elected to amend. Should the eligible option(s) tendered herewith not be accepted for amendment, such option(s) will be returned to me promptly following the expiration or termination of the Offer.

12. I understand that if I do not clearly mark the box electing to amend all of my eligible option(s), none of my eligible option(s) will be amended, I may be subject to the adverse tax consequences under Section 409A with respect to such options and I will not become entitled to the cash payments payable with respect to such options, if any.

13. I understand that if I elect to participate in the Offer that my election, in combination with the acceptance of my election by BEA Systems for amendment, will constitute a binding agreement between BEA Systems and me upon the terms and conditions of the Offer.

IF YOU CHOOSE NOT TO PARTICIPATE, YOU AGREE TO ALL TERMS BELOW

If you do not want to participate in the Offer, please indicate your election to decline or withdraw from the Offer by checking the box below.

☐	I hereby decline the Offer and elect to not amend my eligible option(s).

You may change your election to decline or withdraw from the Offer by submitting a properly completed and signed election form prior to the expiration date which will be 9:00 p.m., Pacific Time, December 14, 2007, unless we extend the Offer.

If you have read the above referenced important documents describing the Offer and have come to the conclusion that you do not wish to participate, please indicate your withdrawal by checking the box above. We remind you that the choice not to participate may expose you to the adverse tax consequences of Section 409A. Your choice not to participate may be changed up until 9 p.m. Pacific Time on December 14, 2007, the expiration date of the Offer, by re-logging in to this website and completing the election form according to the procedures detailed above.

I understand that neither BEA Systems, Inc. nor the Board of Directors of BEA Systems, Inc. is making any recommendation as to whether I should amend or refrain from amending my eligible option(s), and that I must make my own decision whether to tender my eligible option(s), taking into account my own personal circumstances and preferences. I understand that the amended option(s) may decline in value when I decide to exercise such option(s). I further understand that past and current market prices of BEA Systems, Inc. common stock may provide little or no basis for predicting what the market price of BEA Systems, Inc. common stock will be when BEA Systems, Inc. amends my tendered eligible option(s) or at any other time in the future.

Please read the offering documents, this election form, the AGREEMENT TO TERMS OF ELECTION, and the INSTRUCTIONS TO ELECTION FORM.

SIGNATURE OF OPTIONEE

Please ignore this signature page if you are making your election via this Offer website. However, if you choose to turn in a paper election form, you will need to fill out this signature page in order to have your election processed properly.

Date: , 2007
(Signature of Optionee or Authorized Signatory)

(Name, please print in full)	Date: , 2007

Address (if different than on cover page)

Office Telephone: (            )

Email address:

Employee Identification Number (see cover page):

If you are not able to submit your election electronically via the Offer website as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper election form and return it to the Company via facsimile to Stock Administration at (408) 570-8970 before 9:00 p.m., Pacific Time, on December 14, 2007. To obtain a paper election form, please either print this election form or please contact Stock Administration via fax at (408) 570-8970 or by e-mail at stock-admin@bea.com.

To help (i) explain the potential adverse tax impact of Section 409A, (ii) explain how BEA Systems, Inc. has addressed the situation and the choices you have, and (iii) answer other questions you may have, you may log on to http://inweb.bea.com/tenderoffer to view a recorded informational video fully explaining the Offer or call (408) 817-4355 should you have any questions about the Offer.

BEA Systems, Inc. has prepared communications regarding the Offer and PricewaterhouseCoopers LLP will provide general tax information regarding the Offer. Neither BEA Systems, Inc. nor PricewaterhouseCoopers LLP will provide tax advice specific to an individual’s circumstances or make any recommendation. We strongly recommend that you discuss the personal tax consequences of the Offer with your financial, legal and/or tax advisors.

DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN VIA FACSIMILE, OR TO A NUMBER OTHER THAN THE FACSIMILE NUMBER ABOVE, WILL NOT CONSTITUTE VALID DELIVERY, UNLESS YOU SUBMIT YOUR ELECTION FORM ELECTRONICALLY VIA THE OFFER WEBSITE.